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                                                                     EXHIBIT 4.5


                            USFREIGHTWAYS CORPORATION

                              OFFICERS' CERTIFICATE

         Pursuant to Sections 102 and 301 of the Indenture, dated as of April ___, 1999 (the "Indenture"), between USFreightways Corporation, a Delaware corporation (the "Company"), and NBD Bank, the undersigned Chief Executive Officer and Senior Vice President, Finance / Chief Financial Officer of the Company each hereby certifies as follows:

         1. He has read all provisions in the Indenture relating to conditions precedent to the authentication and delivery of $100,000,000 aggregate principal amount of the Company's ___% Notes due ____, 200_ (the "Notes") and the definitions in the Indenture relating thereto and has made such investigation as he considered necessary in connection with the delivery hereof.

         2. In his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not provisions in the Indenture relating to conditions precedent to the authentication and delivery of the Notes under the Indenture have been complied with.

         3.   In his opinion, such provisions have been complied with.

         4. Pursuant to resolutions adopted by the Board of Directors by unanimous written consent on _____, 1999, and by the Special Committee of the Board of Directors by unanimous written consent on ______, 1999, the terms of the Notes to be issued under the Indenture shall be as follows:

              (i)   The title of the Notes is "___% Notes due 200_."

              (ii) The Notes are to be issued in, and limited to, an aggregate principal amount of $100,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to the terms of the Indenture).

              (iii) The unpaid principal of the Notes is payable on _____, 200_, subject to the provisions of the Indenture respecting acceleration.
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              (iv)  The Notes shall bear interest at a rate of ___% per annum from ______, 1999 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 1999, to the Person in whose name and Note (or any predecessor Note) is registered at the close of business on the April 15 or October 15, as the case may be, next preceding such Interest Payment Date.

              (v) Principal and interest on the Notes shall be payable at the office of the Trustee under the Indenture: NBD Bank; 611 Woodward Ave.; Detroit, Michigan 48226; Attn: Corporate Trust Office, provided that at the option of the Company payment may be made by check mailed to the address of the holder of the Notes as such address may appear on the Security Register.

              (vi) The Notes are redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and ____ basis points.

                    In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

                    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

                    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

                    "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer

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                    Quotations for such redemption date after excluding the
         highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

                    "Reference Treasury Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors. If the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

                    "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

                    On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

               (vii) The Notes will not be entitled to the benefit of any sinking fund.

               (viii) The Notes shall be subject to defeasance as provided in Sections 1302 and 1303 of the Indenture.

               (ix) The Notes shall be issuable in the form of Global Securities, and the Depositary for the Global Securities shall be The Depository Trust Company.


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               (x) The Events of Default specified in Section 501 shall apply to the Notes.

               (xi) The Notes shall have the benefit of the covenants in Article Ten.

               (xii) Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.

         IN WITNESS WHEREOF, we have here unto signed our names the ___ day of _____, 1999.



                                            ------------------------------------
                                            Name:   John Campbell Carruth
                                            Title:  Chief Executive Officer




                                            ------------------------------------
                                            Name:  Christopher L. Ellis
                                            Title: Vice President, Finance and
                                                   Chief Financial Officer